UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 28, 2018

SECOND SIGHT MEDICAL PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

California
(State or Other Jurisdiction of Incorporation)

333-198073	02-0692322
(Commission File Number)	(IRS Employer Identification No.)

12744 San Fernando Road, Suite 400 Sylmar, California 91342
(Address of Principal Executive Offices)

(818) 833-5000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

 Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Pat Ryan as Chief Operating Officer.

On August 28, 2018, Second Sight Medical Products, Inc. (the “Company”) and Patrick Ryan entered into an at-will Executive Employment Agreement (“Employment Agreement”) pursuant to which the Company appointed Mr. Ryan as Chief Operating Officer. This is a new position at the Company. Mr. Ryan’s start date at the Company was September 1, 2018.

Mr. Ryan, age 57, served in previous roles including serving as Chief Operations Officer at Synaptive Medical, and Chief Operating Officer at Lucerno Dynamics and Insulet Corporation. He also served as Chief Operating Officer and President, International, at Alphatec Spine. Earlier in Mr. Ryan’s career, he held multiple leadership positions at Guidant and Abbott Vascular, including Divisional Vice President of Worldwide Operations at Abbott Vascular as well as Vice President & Managing Director for Guidant’s manufacturing facility in Ireland. Following his graduation from the United States Naval Academy with a Bachelor of Science degree in Economics, Mr. Ryan served as an officer in the U.S. Navy. He then received a Master of Science degree in Petroleum Management from the University of Kansas.

The Company has agreed to pay Mr. Ryan an annual salary of $310,000. Mr. Ryan will also be entitled to receive annual performance bonuses up to 35% of his salary. The bonuses will be based on performance standards and goals to be met by Mr. Ryan in amounts and on terms established by the Company’s Board of Directors. The Company has granted Mr. Ryan an option to purchase 500,000 shares of Company’s common stock under the Company’s equity incentive plan. The per share exercise price of the options will be based on the closing price of Company’s stock on Nasdaq on August 31, 2018, which was $1.69 per share. The options will vest twenty five percent (25%) on the first anniversary of the grant date, and thereafter in twelve equal installments of six and one quarter percent (6.25%) on the next twelve quarterly anniversaries of the grant date. The Company will pay Mr. Ryan a signing bonus of $60,000 (the “Singing Bonus”) to cover the cost of relocation to Southern California. The signing bonus must be repaid to the Company if Mr. Ryan leaves the Company voluntarily prior to August 31, 2019, or 50% of the Signing Bonus if prior to August 31, 2020.

Either of the Company or Mr. Ryan may terminate employment at any time. Under the Employment Agreement, if the Company terminates Mr. Ryan without cause, as defined within that agreement, he will be entitled to receive severance consisting of (i) his salary for a period of 12 months following such termination, (ii) annual target cash incentive bonus, in effect on the date of the of separation from the Company and (iii) an amount equal to a prorated portion of his target annual bonus for the portion of the calendar year completed prior to the termination date, and shall also pay Executive any amount equal to up to 12 months on an after-tax basis, of the portion of the Executive’s applicable Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA). Severance payments, if any, made to Mr. Ryan will be in addition to any other benefits earned by him or to which he may be entitled prior to such termination without cause including pro-rated bonus. In the event Mr. Ryan’s employment is terminated for cause, he will not be entitled to any severance payments, except compensation or other benefits which have already vested or been earned as of the termination date for cause unless payment of such compensation or benefits is expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits. The foregoing description of the Employment Agreement is an outline description of terms and other provisions contained in that agreement. In all respects that description is qualified in its entirely by reference to the Employment Agreement attached hereto as Exhibit 10.1 and which is incorporated herein by reference.

There is no family relationship between Mr. Ryan and the Company’s officers and directors. Other than the employment terms described above, Mr. Ryan and the Company have not entered into any transaction, nor is any transaction proposed, which would require disclosure pursuant to Item 404(a) of Regulation S-K.

ITEM 8.01 Other Events

On September 4, 2018, the Company issued a press release announcing the appointment of Mr. Ryan as Chief Operating Officer. A copy of our press release entitled “Second Sight Appoints Pat Ryan Chief Operating Officer” is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Executive Employment Agreement between Second Sight Medical Products, Inc. and William Patrick Ryan
99.1	Press Release issued September 4, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 4, 2018

SECOND SIGHT MEDICAL PRODUCTS, INC.

/s/John T. Blake

By: John T. Blake

Chief Financial Officer